Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified 2,500,000 shares of authorized but unissued preferred stock, without par value per share, of the Corporation as shares of Series D Cumulative Convertible Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

1. Designation and Number. A series of Preferred Stock, designated the Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), is hereby established. The number of authorized shares of Series D Preferred Stock shall be 2,500,000.

2. Rank. The Series D Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, will rank (a) senior to the Corporation’s common stock and to any other class or series of capital stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series D Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the common stock, the “Junior Stock”); (b) on a parity with any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series D Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Corporation’s Series A Preferred Stock, without par value, and Series B Preferred Stock, without par value (the “Parity Preferred Stock”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series D Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Stock”), and to all existing and future debt obligations of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities.

3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock with respect to priority of dividend payments, holders of shares of the Series D Preferred Stock are entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends. From the date of original issue of the Series D Preferred Stock (or the date of issue of any Series D Preferred Stock issued after September 21, 2016) to, but not including, September 21, 2023, the Corporation shall pay cumulative cash dividends on the Series D Preferred Stock at the rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $2.1875 per share) (the “Initial Rate”). The amount of the first dividend payable on an issuance of Series D Preferred Stock shall be pro rated based on the ratio of the number of days from and including the date of original issue of the Series D Preferred Stock to and including the day preceding the first day of the next succeeding Dividend Period (as defined below) over the number of days commencing on July 1, 2016 to and including the day preceding the first day of the next succeeding Dividend Period. Commencing September 21, 2023, the Corporation shall pay cumulative cash dividends on the Series D Preferred Stock at an annual dividend rate of the Initial Rate increased by two percent of the $25.00 liquidation preference per share, which shall increase by an additional two percent of the $25.00 liquidation preference per share on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%. Dividends on the Series D Preferred Stock shall accrue and be cumulative from (and including) the date of original issue or the end of the most recent Dividend Period (as defined below) for which dividends on the Series D Preferred Stock have been paid and shall be payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year or, if such date is not a Business Day (as defined below), on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”). A “Dividend Period” is the respective period commencing on and including January 1st, April 1st, July 1st and October 1st of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series D Preferred Stock shall be redeemed or otherwise acquired by the Corporation). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Any dividend payable on the Series D Preferred Stock for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of the Series D Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 30th day of the month preceding the month in which the applicable Dividend Payment Date falls, i.e., December 30th, March 30th, June 30th and September 30th (each, a “Dividend Record Date”).

(b) No dividends on shares of Series D Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing Section 3(b), dividends on the Series D Preferred Stock will accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board or declared by the Corporation. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series D Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series D Preferred Stock have been, or are concurrently therewith, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution of cash or other property be declared and made, directly or indirectly, by the Corporation upon the Junior Stock or the Parity Preferred Stock, nor shall any shares of Junior Stock or Parity Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares), directly or indirectly, by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series D Preferred Stock, Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT or (iii) the purchase of shares of Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred

Stock). Holders of shares of the Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series D Preferred Stock as provided above. Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series D Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

(e) Notwithstanding anything to the contrary set forth above, the applicable dividend rate for each day during a Default Period (as defined below) shall be equal to the then-current dividend rate plus two percent per annum of the $25.00 liquidation preference per share, or $0.50 per annum (the “Default Rate”). Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series D Preferred Stock shall commence on a date the Corporation fails to deposit sufficient funds for the payment of dividends as required in connection with a Dividend Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends as of the most recent Dividend Payment Date and any unpaid redemption price as of the most recent redemption date has or have been deposited irrevocably in trust in same-day funds with the Corporation’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). No Default Period shall be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to the Corporation’s willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Dividend Payment Date or redemption date.

4. Conversion. The holders of the Series D Preferred Stock shall have the following conversion rights, subject to the Common Stock Ownership Limit:

(a) The Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued Common Stock at a conversion price of $2.12 per share of Common Stock, subject to adjustment as described below. Conversion of Series D Preferred Stock, or a specified portion thereof, may be effected by delivering such shares, together with written notice of conversion and other required documentation, to the office or agency to be maintained by the Corporation for that purpose. Currently, such office is Computershare, 250 Royall Street, Canton, Massachusetts 02021. Computershare shall be the transfer agent, registrar, dividend disbursing agent and conversion agent for the Series D Preferred Stock (the “Agent”). Each conversion will be deemed to have been effected on the date immediately following the next Dividend Record Date after which written notice of conversion and other required documentation for conversion of Series D Preferred Stock shall have been surrendered and notice shall have been received by the Corporation as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by the Corporation as described below) and the conversion shall be at the conversion price in effect at such time and on such date. Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Corporation will pay a cash adjustment based on the closing price of the Common Stock on the trading day immediately preceding the conversion date.

(b) The conversion price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in Common Stock on any class or series of capital stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the Market Price per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of any shares of stock (excluding Common Stock) or evidence of the Corporation’s indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, the Corporation will be permitted to make such reduction in the conversion price as the Board considers to be advisable in order that any event treated for federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Stock or sale of all or substantially all of the Corporation’s assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series D Preferred Stock was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share of Common Stock the kind and amount of capital stock, securities or other property received per share of Common Stock by a plurality of non-electing shares of Common Stock). The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of the Common Stock. The conversion price will not be adjusted:

•	upon the issuance of any Common Stock or rights to acquire Common Stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for the Corporation or any of its subsidiaries;

•	upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Common Stock under any plan;

•	for a change in the par value of the Corporation’s Common Stock; or

•	for accumulated and unpaid dividends.

5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series D Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series D Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series D Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series D Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference (including any accrued but unpaid dividends) per share on the Series D Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the

Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series D Preferred Stock.

6. Redemption at Option of Holders.

(a) After September 21, 2023, if any shares of Series D Preferred Stock are outstanding, then each holder of shares of Series D Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem any or all of such holder’s shares of Series D Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the Holder Redemption Date (as defined below) (such price, the “Holder Redemption Price”), which Holder Redemption Price may be paid in cash or in equal value of shares of Common Stock, or in any combination thereof, at the Corporation’s option; provided, however, that a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to Section 7, 8 or 10 below to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the holder’s Holder Redemption Notice (as defined below) hereunder.

(b) Redemption of Series D Preferred Stock shall be made at the option of the holder thereof, upon:

(i) delivery to the Agent by such holder of a duly completed notice (the “Holder Redemption Notice”) in compliance with the procedures of The Depository Trust Company (“DTC”) for tendering interests in global certificates and specifying the number of shares of Common Stock, if any, that are held by such holder as of the date of such Holder Redemption Notice, prior to the close of business on the Business Day immediately preceding the Holder Redemption Date; and

(ii) book-entry transfer of the Series D Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Holder Redemption Price therefor.

Notwithstanding anything herein to the contrary, any holder delivering to the Agent a Holder Redemption Notice shall have the right to withdraw, in whole or in part, such Holder Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Holder Redemption Date by delivery of a written notice of withdrawal to the Agent in accordance with Section 6(e) below. The Agent shall promptly notify the Corporation of the receipt by it of any Holder Redemption Notice or written notice of withdrawal thereof. Upon receipt by the Agent of the Holder Redemption Notice, the holder of the Series D Preferred Stock in respect of which such Holder Redemption Notice was given shall (unless such Holder Redemption Notice is withdrawn) thereafter be entitled to receive solely the Holder Redemption Price with respect to such shares of Series D Preferred Stock.

(c) If the Corporation elects to redeem some or all of the Series D Preferred Stock held by any holders that have delivered a Holder Redemption Notice in shares of Common Stock, the number of shares of Common Stock to be issued per share of Series D Preferred Stock that the Corporation chooses to redeem with shares of Common Stock shall be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to and including the Holder Redemption Date (unless the Holder Redemption Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend payment shall be included in this sum) by (ii) the Common Stock Price (as defined below). Upon the redemption of Series D Preferred Stock for shares of Common Stock, the Corporation shall not issue fractional shares of Common Stock but shall instead pay the cash value of such fractional shares.

The “Common Stock Price” shall be (x) the volume weighted average of the closing sales price per share of Common Stock (or, if no closing sale price is reported, the volume weighted average of the closing bid and ask prices or, if more than one in either case, the volume weighted average of the volume weighted average closing bid and the volume weighted average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on the Nasdaq Capital Market or the principal United States securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or a similar organization for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date, if the Common Stock is not then listed for trading on a United States securities exchange.

(e) Redemptions of Series D Preferred Stock shall be made on a monthly basis. The Holder Redemption Price for any Holder Redemption Notice received on or before the 25th day of any month (and after the 25th day of the previous month), whether payable in cash or in shares of Common Stock, shall be paid to such holder on the 5th day of the following month or, if such date is not a Business Day, on the next succeeding Business Day (such date, the “Holder Redemption Date”). Payment of the Holder Redemption Price for the redemption of any such shares of Series D Preferred Stock in cash shall be subject to receipt of funds by the Agent. A Holder Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Agent at any time prior to the close of business on the Business Day immediately preceding the Holder Redemption Date, specifying the number of shares of Series D Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Holder Redemption Date, the Corporation must deposit with the Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Holder Redemption Price of all the shares of Series D Preferred Stock that are to be redeemed in cash as of the Holder Redemption Date. If the Agent holds funds sufficient to pay the Holder Redemption Price of the Series D Preferred Stock for which a Holder Redemption Notice has been tendered and not withdrawn on the Holder Redemption Date, then as of such Holder Redemption Date, (i) such shares of Series D Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series D Preferred Stock is made) and (ii) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of Common Stock, as applicable, upon book-entry transfer of such shares of Series D Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Holder Redemption Price exceeds the aggregate Holder Redemption Price of the shares of Series D Preferred Stock that the Corporation has elected to redeem in cash as of the Holder Redemption Date, then, following the Holder Redemption Date, the Agent must promptly return any such excess to the Corporation.

(f) In connection with the Corporation’s determination to issue shares of Common Stock upon redemption of a holder’s shares of Series D Preferred Stock after receipt of such holder’s Holder Redemption Notice, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any redemption of shares of Series D Preferred Stock for shares of Common Stock. The Corporation shall not issue shares of Common Stock upon such redemption unless the shares of Common Stock would be freely transferable under federal and state securities laws by holders that are not considered affiliates of the Corporation. Notwithstanding any other provision of the Series D Preferred Stock, the Corporation shall not redeem shares of Series D Preferred Stock for shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed any limitation on stock ownership contained in the Charter, unless the Corporation provides an exemption from such limitation for such holder. The obligation of the Corporation to redeem any shares of Series D Preferred Stock is subject to applicable law.

7. Optional Redemption by the Corporation.

(a) Shares of Series D Preferred Stock shall not be redeemable prior to September 21, 2021, except as set forth in Section 8, 9 or 10 below or to maintain the qualification of the Corporation as a REIT.

(b) On and after September 21, 2021, the Corporation, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared) thereon to, and including, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Company Redemption Right”). If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the ownership limitations referenced in Section 6.2.1 of the Charter (the “Ownership Limitations”)). If redemption is to be by lot and, as a result, any holder of shares of Series D Preferred Stock, other than a holder of shares of Series D Preferred Stock that has received an exemption from the Ownership Limitations, would have actual ownership or Constructive Ownership of more than 9.8% of the issued and outstanding shares of Series D Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series D Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series D Preferred Stock of such holder such that no holder will own Series D Preferred Stock in excess of the Ownership Limitations, subsequent to such redemption. Holders of Series D Preferred Stock to be redeemed shall surrender such Series D Preferred Stock at the place, or in accordance with the book entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon, payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series D Preferred Stock has been given (in the case of a redemption of the Series D Preferred Stock other than to preserve the qualification of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon, then from and after the redemption date, dividends shall cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series D Preferred Stock shall terminate, except the right to receive the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon payable upon such redemption, without interest. So long as full cumulative dividends on the Series D Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series D Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series D Preferred Stock in open-market transactions and individual purchases at such prices as the Corporation negotiates, in each case as duly authorized by the Board.

(c) Unless full cumulative dividends on the Series D Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series D Preferred Stock shall be redeemed pursuant to the Company Redemption Right or the Special Optional Redemption Right (as defined in Section 8 below) unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock or any class or series of Junior Stock or Parity Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to ensure that the Corporation meets the requirements for qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series D Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock).

(d) Notice of redemption pursuant to the Company Redemption Right shall be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent.

No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom such notice was defective or not given; provided that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series D Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vi) that payment of the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon will be made upon book entry transfer of such Series D Preferred Stock in compliance with DTC’s procedures. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Corporation shall not be required to provide notice to the holder of Series D Preferred Stock in the event such holder’s Series D Preferred Stock is redeemed in order for the Corporation to qualify or to maintain the Corporation’s status as a REIT.

(e) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series D Preferred Stock that surrenders its shares on such redemption date shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to, but not including, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Stock for which a notice of redemption pursuant to the Company Redemption Right has been given.

8. Special Optional Redemption by the Corporation.

(a) Upon the occurrence of a Change of Control/Delisting (as defined below), the Corporation may, at its option, upon written notice mailed by the Corporation, postage pre-paid, not fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, redeem shares of the Series D Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, for cash at a redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

A “Change of Control/Delisting” is when, after the original issuance of the Series D Preferred Stock, any of the following has occurred and is continuing:

(i) a “person” or group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the total voting power of all outstanding shares of Voting Stock (as defined below) of the Corporation; provided that, notwithstanding the foregoing, such a transaction shall not be deemed to involve a Change of Control/Delisting if (A) the Corporation becomes a direct or indirect wholly owned subsidiary of a holding company and (B) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Corporation immediately prior to that transaction;

(ii) consummation of any share exchange, consolidation or merger of the Corporation or any other transaction or series of transactions pursuant to which the Common Stock will be converted into cash, securities or other property, other than any such transaction where the shares of Common Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock or other ownership interests of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than one of the Corporation’s subsidiaries;

(iv) the Corporation’s stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(v) the Common Stock ceases to be listed or quoted on a national securities exchange in the United States; or

(vi) Continuing Directors (as defined below) cease to constitute at least a majority of the Board.

The term “Voting Stock” means common equity that is entitled to vote generally in the election of directors. The term “Continuing Director” means a director who either was a member of the Board on September 21, 2016 or who becomes a member of the Board subsequent to that date and whose appointment, election or nomination for election by the stockholders of the Corporation was duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board in which such individual is named as a nominee for director.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each notice of redemption of Series D Preferred Stock pursuant to this Section 8 shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series D Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such redemption date; (vi) that payment of the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon will be made upon book entry transfer of such Series D Preferred Stock in compliance with DTC’s procedures; and (vii) that the Series D Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control/Delisting and a brief description of the transaction or transaction constituting such Change of Control/Delisting. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed or the method for determining such number. In this case, the Corporation shall determine the number of shares of Series D Preferred Stock to be redeemed as described in Section 7(b) above.

(c) If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series D Preferred Stock called for redemption, then from and after the redemption date, such shares of Series D Preferred Stock shall be treated as no longer being outstanding, no further dividends shall accrue and all other rights of the holders of such shares of Series D Preferred Stock shall terminate. The holders of such shares of Series D Preferred Stock shall retain their right to receive the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon payable upon such redemption, without interest.

(d) The holders of Series D Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to the Series D Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series D Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

9. Redemption at Option of Holders Upon a Change of Control/Delisting.

(a) If a Change of Control/Delisting occurs at any time the Series D Preferred Stock is outstanding, then each holder of shares of Series D Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem for cash any or all of such holder’s shares of Series D Preferred Stock, on a date specified by the Corporation that can be no earlier than 30 calendar days and no later than 60 calendar days following the date of delivery of the Change of Control/Delisting Redemption Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to 100% of the liquidation preference of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/Delisting Redemption Date (such price, the “Change of Control/Delisting Redemption Price”); provided, however, that a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to Section 7 or 8 above or Section 10 below to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the holder’s Change of Control/Delisting Redemption Notice.

(b) Redemption of Series D Preferred Stock shall be made at the option of the holder thereof, upon:

(i) delivery to the Agent by such holder of a duly completed notice (the “Change of Control/Delisting Redemption Notice”) in compliance with the procedures of DTC for tendering interests in global certificates, prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date; and

(ii) book-entry transfer of the Series D Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Change of Control/Delisting Redemption Price therefor.

Notwithstanding anything herein to the contrary, any holder delivering to the Agent a Change of Control/Delisting Redemption Notice shall have the right to withdraw, in whole or in part, such Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date by delivery of a written notice of withdrawal to the Agent in accordance with Section 8(c) below. The Agent shall promptly notify the Corporation of the receipt by it of any Change of Control/Delisting Redemption Notice or written notice of withdrawal thereof.

(c) Upon receipt by the Agent of the Change of Control/Delisting Redemption Notice, the holder of the Series D Preferred Stock in respect of which such Change of Control/Delisting Redemption Notice was given shall (unless such Change of Control/Delisting Redemption Notice is withdrawn) thereafter be entitled to receive solely the Change of Control/Delisting Redemption Price in cash with respect to such shares of Series D Preferred Stock. Such Change of Control/Delisting Redemption Price shall be paid to such holder, subject to receipt of funds by the Agent, on the later of (i) the Change of Control/Delisting Redemption Date with respect to such shares of Series D Preferred Stock and (ii) the time of book-entry transfer of such Series D Preferred Stock to the Agent by the holder thereof. A Change of Control/Delisting Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Agent in accordance with the Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date, specifying the number of shares of Series D Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Change of Control/Delisting Redemption Date, the Corporation must deposit with the Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Change of Control/Delisting Redemption Price of all the shares of Series D Preferred Stock that are to be redeemed as of the Change of Control/Delisting Redemption Date. If the Agent holds funds sufficient to pay the Change of Control/Delisting Redemption Price of the Series D Preferred Stock for which a Change of Control/Delisting Redemption Notice has been tendered and not withdrawn on the Change of Control/Delisting Redemption Date, then as of such Change of Control/Delisting Redemption Date, (x) such shares of Series D Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series D Preferred Stock is made) and (y) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Change of Control/Delisting Redemption Price, in cash or in shares of Common Stock, as applicable, upon book-entry transfer of such shares of Series D Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Change of Control/Delisting Redemption Price exceeds the aggregate Change of Control/Delisting Redemption Price of the shares of Series D Preferred Stock that the Corporation is obligated to redeem as of the Change of Control/Delisting Redemption Date, then, following the Change of Control/Delisting Redemption Date, the Agent must promptly return any such excess to the Corporation.

(d) The Corporation shall not be required to make a redemption in connection with a Change of Control/Delisting if a third party makes such an offer in a manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all shares of Series D Preferred Stock properly tendered and not withdrawn under its offer. In connection with any offer to redeem Series D Preferred Stock in connection with a Change of Control/Delisting, the Corporation shall, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.

10. Mandatory Redemption for Asset Coverage.

(a) If the Corporation fails to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) the Corporation’s total assets plus accumulated depreciation minus the Corporation’s total liabilities and indebtedness as reported in the Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding Series D Preferred Stock and any outstanding shares of term Preferred Stock or Preferred Stock providing for a fixed mandatory redemption date or maturity date (“Redeemable and Term Preferred Stock”) on the last Business Day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter (such date, the “Asset Coverage Cure Date”), then the Corporation shall redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (x) the minimum number of shares of Redeemable and Term Preferred Stock that will result in the Corporation having an Asset Coverage Ratio of at least 200% and (y) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain such Asset Coverage Ratio, the Corporation may, in its sole option, redeem any shares of Redeemable and Term Preferred Stock it selects, including on a non-pro rata basis. The Corporation may elect not to redeem any Series D Preferred Stock to cure such failure as long as the Corporation cures its failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date.

(b) If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares shall be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date and otherwise in accordance with the procedures for redemption described under Section 7 above, with the notice specifying that such redemption is being made in accordance with the Corporation’s covenant to maintain the Asset Coverage Ratio.

11. Voting Rights.

(a) Holders of the Series D Preferred Stock shall not have any voting rights, except as set forth in this Section 11.

(b) Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for six or more consecutive quarterly periods (a “Preferred Dividend Default”), the number of Directors then constituting the Board shall be automatically increased by two and the holders of shares of Series D Preferred Stock and the holders of shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) shall be entitled to vote for the election of two additional Directors to serve on the Board (the “Series D Preferred Directors”), until all unpaid dividends on such Series D Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment. The nomination procedures with respect to the Series D Preferred Directors shall be established by the Corporation, as necessary.

(c) The Series D Preferred Directors shall be elected by a plurality of the votes cast in the election and each Series D Preferred Director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Series D Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Series D Preferred Director’s earlier death, disqualification, resignation or removal. The election shall take place at (i) a special meeting called upon the written request of holders of record of at least 20% of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock; provided that, if the request is received no earlier than 120 days and no later than 45 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, the Corporation must instead provide for the election at such annual or special meeting of stockholders to the extent it may do so in compliance with applicable law, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all accrued dividends on the Series D Preferred Stock and the Parity Preferred Stock have been paid in full for all past Dividend Periods that have ended. For the avoidance of doubt, the Board shall not be permitted to fill the vacancies on the Board as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors.

(d) At any time when the voting rights described above shall have vested, a proper officer of the Corporation shall call or cause to be called, upon the written request described in Section 11(c)(i), a special meeting of the holders of Series D Preferred Stock and Parity Preferred Stock by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten nor more than 45 days after the date such notice is given. The record date for determining holders of the Series D Preferred Stock and Parity Preferred Stock entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. The holders of one-third of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock (voting as a single class), present in person or by proxy, shall constitute a quorum for the election of the Series D Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series D Preferred Stock and the Parity Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the Corporation’s transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock (voting as a single class), present in person or by proxy, shall have the power to adjourn the meeting for the election of the Series D Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series D Preferred Stock and the Parity Preferred Stock that would have been entitled to vote at such special meeting.

(e) If and when all accrued dividends on such Series D Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series D Preferred Stock and the Parity Preferred Stock to elect such additional two Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Series D Preferred Director so elected shall terminate and the number of Directors shall be automatically reduced accordingly. Any Series D Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Series D Preferred Director may be filled by written consent of the Series D Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class). Each of the Series D Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series D Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class) shall be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or reclassify any authorized shares of capital stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Stock. In addition, so long as any shares of Series D Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock, given in person or by proxy, either in writing or at a meeting, shall be required to amend, alter or repeal the Charter, including the terms of the Series D Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (each, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that with respect to the occurrence of any of the Events set forth above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series D Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series D Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock (voting together as a single class) shall be required. In addition, if the holders of the Series D Preferred Stock receive the greater of the full trading price of the Series D Preferred Stock on the date of an Event set forth above or the $25.00 liquidation preference per share of the Series D Preferred Stock pursuant to the occurrence of any of the Events set forth above or pursuant to Section 8 or 9 above upon a Change of Control/Delisting, then such holders shall not have any voting rights with respect to the Events set forth above.

(g) So long as any shares of Series D Preferred Stock remain outstanding, the holders of shares of Series D Preferred Stock also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series D Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series D Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of the Charter, including the terms of the Series D Preferred Stock, that equally affects the terms of the Series D Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred, the holders of shares of Series D Preferred Stock and such Parity Preferred Stock (voting together as a single class) also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series D Preferred Stock and such Parity Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series D Preferred Stock and such Parity Preferred Stock issued and outstanding at the time.

(h) Holders of shares of Series D Preferred Stock shall not be entitled to vote with respect to (i) any issuance or increase in the total number of authorized shares of Common Stock or Preferred Stock, (ii) any issuance or increase in the number of authorized shares of Series D Preferred Stock or the creation or issuance of any other class or series of capital stock, or (iii) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (i), (ii) or (iii) above constituting Parity Preferred Stock or Junior Stock, and in the case of the creation of Parity Preferred Stock that requires such Parity Preferred Stock to vote together with the Series D Preferred Stock as a single class. Except as set forth herein, holders of Series D Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of Series D Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series D Preferred Stock.

(i) The foregoing voting provisions of this Section 11 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant hereto and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(j) In any matter in which the Series D Preferred Stock may vote (as expressly provided herein), each share of Series D Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

12. Term. The Series D Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as set forth herein, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series D Preferred Stock.

13. Status of Redeemed or Repurchased Series D Preferred Stock. All shares of Series D Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to series or class.

SECOND: The shares of Series D Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: Each of the undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary on this 16th day of September, 2016.

ATTEST:		WHEELER REAL ESTATE INVESTMENT TRUST, INC.:

By:	/s/ Robin A. Hanisch	By:	/s/ Jon S. Wheeler
Name:	Robin A. Hanisch		Name:	Jon S. Wheeler
Title:	Secretary		Title:	Chairman & CEO

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